Exhibit 10.19

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”) is made and entered to this 30th day of September, 2019 by and between Solos Technology Limited, with its principal place of business at 2/F, Unit 211, 2/F., Photonics Centre, No. 2 Science Park East Avenue, Hong Kong Science Park, Shatin, N.T, Hong Kong (hereinafter called “Purchaser”), KOPIN Corporation and KOPIN Display Corporation, each with offices at 125 North Drive, Westborough, MA 01581 (collectively, with their Affiliates called “KOPIN”, and with Purchaser each a “Party,” and collectively, the “Parties”).
WHEREAS, KOPIN has developed wearable computing systems for certain consumer markets as defined below collectively as “Solos Products,” and audio noise cancellation technology for use in head worn computing products, as defined below as “Whisper Technology”;
WHEREAS, subject to the terms and conditions set forth in this Agreement, KOPIN wishes to assign and transfer to Purchaser, and Purchaser wishes to acquire from KOPIN, certain assets relating to the Solos Products and Whisper Technology;
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and for other valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms as set forth below:
“Acquired Assets” shall mean those assets set forth in Schedule 1 attached hereto.
“Acquired Contracts” shall mean those contracts set forth in Schedule 1.E attached hereto.
“Acquired Intellectual Property” shall mean all Acquired Assets that are Intellectual Property Rights.
“Acquired Registrations” shall mean the Solos Patents, the Whisper Technology Patents and the Acquired Trademarks.
“Acquired Trademarks” has the meaning given to such term on Schedule 1 attached hereto.

“Affiliate” shall mean, with respect to any Party, any corporation or other entity that controls, is controlled by, or is under common control with such Party. For purposes of this definition only, to “control” means the power to determine directly or indirectly the activities, management or policies of such entity by ownership of a majority of voting rights of its issued capital, by having the right to appoint a majority of the members of its board of directors, or by contract.

“Assumed Liabilities” shall mean (i) all liabilities and obligations of KOPIN arising after the Closing under the Acquired Contracts, other than those liabilities and obligations in respect of the Hong Kong Lease as set forth in paragraph (i) under the definition of “Retained Liabilities, and liabilities and obligations of KOPIN arising prior to the Closing under the Solos Air POs (as defined in Schedule 1.E), (ii) liabilities, commitments and obligations arising out of or based upon the Purchaser’s ownership and operation of the Acquired Assets from and after the Closing Date and (iii) severance payment obligations arising from termination of the employment of Solos and Whisper Personnel employed by Purchaser after the ninetieth (90th) day after the Closing Date, even if the amounts of such payment obligations are determined based on previous employment with KOPIN.
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of Boston, Massachusetts, are authorized or obligated by Law or executive order to close.
“Calendar Month” shall mean each one (1) month period during each Calendar Year beginning on the first day of a month and ending on the last day of such month.
“Calendar Quarter” shall mean the three (3) Calendar Month period during each Calendar Year beginning January 1, April 1, July 1 or October 1.
“Calendar Year” shall mean each successive period of twelve (12) Calendar Months commencing on January 1 and ending on December 31.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization from or notice to any Person, whether written or otherwise given, including, without limitation, any Governmental Entity.
“Closing” shall have the meaning set forth in Section 4.1. “Closing Date” shall have the meaning set forth in Section 4.1.

“Commercialization Date” shall mean the date on which Purchaser has sold its five hundredth (500th) unit of Solos Products to bona fide customers that are not Affiliates of the Purchaser (determined on a cumulative basis during the period following the Closing).
“Contemplated Transactions” shall mean the transactions contemplated by this Agreement and all other Transaction Documents.
“Contract” shall mean any agreement, contract, subcontract, executory purchase order, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding arrangement, commitment or obligation, whether written or oral.

“Encumbrance” shall mean any mortgage, deed of trust, pledge, charge, lien, hypothecation, encumbrance, security interest or other adverse claim of any kind.
“Governmental Entity” shall mean any domestic or foreign federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Hong Kong Lease” shall have the meaning set forth in Schedule 1.E.
“Hong Kong Lease Determination” shall mean the mutual agreement of Purchaser and KOPIN, following discussions conducted in good faith between the Parties, either to assign the Hong Kong Lease to the Purchaser or to terminate the Hong Kong Lease to enable the Purchaser to enter into a new lease with respect to the property subject to the Hong Kong Lease.
“Indemnified Party” shall mean any Purchaser Indemnitee or KOPIN Indemnitee making a proper claim for indemnification as permitted in accordance with and pursuant to the terms of Section 9.2 or Section 9.3 (as applicable) of this Agreement.
“Indemnifying Party” shall mean any party against whom a claim for indemnification is properly asserted as permitted in accordance with and pursuant to the terms of Section 9.2 or Section 9.3 (as applicable) of this Agreement.
“Intellectual Property Rights” shall mean, on a worldwide basis, any and all: (i) patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, requests for continued examinations, renewals, divisions, extensions, reexaminations post-grant reviews, interpartes reviews, supplemental examinations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention and design patents, as well as the rights to file for, and to claim priority to, any such patent rights; (ii) registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations thereof, (iii) inventions, invention disclosures, code, designs, methods, processes, techniques, technology, product roadmaps, drawings, designs, plans, proposals, rights relating to innovations, know-how, trade secrets, and confidential, technical information; (iv) other proprietary and intellectual property related rights relating to any of the foregoing; and (v) rights to past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation, improper disclosure or other violation of any of the foregoing, and all proceeds arising in connection therewith.
“KOPIN Indemnitees” shall mean KOPIN and its Affiliates, their successors and permitted assigns, and the respective agents, officers, members, managers, equity holders, employees and other Representatives of all of the foregoing.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Legal Proceeding” shall mean any charge, dispute, action, claim (including any cross-claim or counter-claim), complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate or other legal proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liability” shall mean any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising, including, without limitation, any such liabilities arising under any Law, Legal Proceeding, Order or Contract.
“Loss” and “Losses” shall mean any losses, damages, Liabilities, deficiencies, amounts paid or payable to a Third Party in settlement, judgments, awards, penalties, fines, costs or expenses, including reasonable fees of attorneys, and the cost of enforcing any right to indemnification hereunder.
“Material Adverse Effect” shall mean any event, occurrence, fact, condition, development or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the value of the Acquired Assets; or (b) the ability of KOPIN to consummate the Contemplated Transactions.
“Net Sales Price” shall mean, with respect to each purchased and shipped Solos Product, the gross selling price received by Purchaser for such Solos Product less the following items to the extent they are included in such gross selling price and, if applicable, separately stated

on the invoice therefor: with respect to such Solos Product, (i) any discounts, rebates (including promotional rebates not to exceed 40% of the listed gross selling price), refunds and credits (including amounts repaid by reason of returns, billing errors, and the like), in each case to the extent actually given, (ii) insurance, transportation and other delivery charges paid by the Purchaser, and (iii) sales, excise, value added and other taxes, duties or governmental charges imposed on the Purchaser with respect to the sale and shipping of such Solos Product. If a Solos Product is purchased by and shipped to an Affiliate of Purchaser, the Net Sales Price shall be determined based on the ultimate gross selling price to the non-Affiliated end customer (less (i) any discounts, rebates (including promotional rebates not to exceed 40% of the listed gross selling price), refunds and credits (including amounts repaid by reason of returns, billing errors, and the like), in each case to the extent actually given, (ii) insurance, transportation and other delivery charges paid by the Purchaser or its Affiliates, and (iii) sales, excise, value added and other taxes, duties or governmental charges imposed on the Purchaser or its Affiliates with respect to the sale and shipping of such Solos Product to the non-Affiliated end customer, to the extent they are included in such gross selling price and, if applicable, separately stated on the invoice therefor).
“Net Sales Amount” shall mean, with respect to any Calendar Quarter, the aggregate Net Sales Price of all Solos Products shipped to all customers during such Calendar Quarter.

“Order” shall mean any injunction, order, writ, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Entity having competent jurisdiction.
“Organizational Documents” shall mean, with respect to any Person that is an entity, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.
“Patent” shall mean (a) patents and patent applications (including any provisional applications), and all continuations, continuations-in-part, divisionals, patents issued therefrom, re-examinations, reissues, revisions, and extensions thereof; and (b) utility models, industrial designs and other statutory invention registrations, and applications for any of the foregoing.
“Permits” shall mean all waivers, clearances, licenses, permits, certifications, declarations, registrations, orders, accreditations, authorizations, certificates of occupancy or regulatory plans, compliance standards and approvals issued by any Governmental Entity.
“Permitted Encumbrances” shall mean: (a) liens for taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material; (c) any Encumbrances (whether for indebtedness or otherwise) that will be satisfied at or prior to the Closing; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Acquired Assets.
“Person” shall mean any natural individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution, bank, trust company or other entity or any Governmental Entity.
“Purchaser Indemnitees” shall mean Purchaser and its Affiliates, their successors and permitted assigns, and the respective agents, officers, members, managers, equity holders, employees and other Representatives of all of the foregoing.
“Related Party” shall mean, with respect to any Person, any current direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or other Representatives of such Person.
“Representatives” shall mean, with respect to any Person, any and all directors, officers, members, managers, partners, employees, consultants, financial advisors, lenders, counsel, accountants and other agents of such Person.

“Retained Liabilities” shall mean (i) any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of KOPIN that are not Assumed Liabilities and (ii) subject to Section 7.1.4, severance payment obligations arising from termination of the employment of Solos and Whisper Personnel employed by Purchaser on or prior to the ninetieth (90th) day after the Closing Date, to the extent the amounts of such payment obligations are determined based on previous employment with KOPIN. Retained Liabilities shall include, without limitation, all liabilities and obligations of KOPIN:
(a)that do not relate to the Acquired Assets;
(b)that are accrued or owing as to the Acquired Assets with respect to any period prior to the Closing Date, including, without limitation, liabilities and obligations in the nature of product liability claims with respect to Solos Products sold by KOPIN prior to the Closing Date;
(c)for income, transfer, sales, use or other taxes on KOPIN arising in connection with the consummation of the Contemplated Transactions;

(d)for taxes, including deferred taxes or taxes measured by income of KOPIN earned prior to the Closing, and any liabilities for federal or state income tax and FICA taxes of employees of KOPIN which KOPIN is legally obligated to withhold;
(e)under any agreements, contracts, leases or licenses other than the Acquired Contracts;
(f)arising prior to the Closing under any Acquired Contract, and all liabilities for any breach, act or omission by KOPIN prior to the Closing under any Acquired Contract;
(g)for repair, replacement or return of Solos Products sold prior to the Closing, provided that, from the Acquired Assets, KOPIN shall retain possession of three hundred and fifty (350) of the Solos Sport units which KOPIN shall be entitled to deliver to end customers to fulfill this obligation and, provided, further, that KOPIN shall deliver to Purchaser, on a date determined by KOPIN that is not more than eighteen (18) months after the Closing Date, all such units that have not been used to fulfill such obligation by such time;
(h)arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any Law, rule or regulation or any judgment, decree or Order of any Governmental Entity;
(i)to pay severance benefits to any employee of KOPIN whose employment with KOPIN is terminated in connection with the consummation of the Contemplated Transactions; and

(j)    with respect to the Hong Kong Lease, (x) if the Parties agree in the
Hong Kong Lease Determination to assign the Hong Kong Lease to the Purchaser, that portion of the lease rate representing the difference in the lease rates on the Hong Kong Lease arising in connection with the transfer and assignment of the Hong Kong Lease by KOPIN to Purchaser for the period from March 2018 to February 2020 in the total amount of Twenty-One Thousand Six Hundred and Two US Dollars (US$21,602) and (y) if the Parties agree in the Hong Kong Lease Determination to terminate the Hong Kong Lease, liabilities and obligations of KOPIN under the Hong Kong Lease arising from the termination of the Hong Kong Lease by KOPIN.
“Shipments” shall mean the quantity of Solos Products shipped by Purchaser to any non-Affiliated organizations, either as sold product on a standalone basis or within a larger system, or for marketing or other purposes on a standalone basis or within a larger system.

“Solos Cayman” shall mean Solos Incorporation, a company established under the laws of the Cayman Islands.
“Solos Patents” has the meaning given to such term on Schedule 1 attached hereto.
“Solos Products” shall mean the wearable electronic products for the consumer markets known internally within KOPIN as Solos Sports, Solos Air and Solos Hear and any successor or derivative products as may be re-designed or re-configured.
“Third Party” shall mean any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing.
“Trademark” shall mean (a) trademarks, service marks, certification marks, logos, trade dress, trade names, brand names, corporate names, domain names, and other indicia of commercial source of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof; (b) all registrations and applications to register the foregoing (including any intent-to-use trademark applications); and (c) all goodwill connected with the use thereof or symbolized thereby.
“Transaction Documents” shall mean this Agreement, the Exhibits and Schedules hereto, the Assignment and Assumption Agreement, Solos Services Agreement, KOPIN Services Agreement, Whisper License Agreement, Share Purchase Agreement and all other agreements, certificates, instruments and documents that have, in accordance with the terms of this Agreement, been delivered prior to the Closing or are required by this Agreement to be delivered at the Closing.
“Transaction Expenses” shall mean all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants and other advisors, that are incurred prior to the Closing and that are payable in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Documents.

“Whisper Technology” shall mean KOPIN’s proprietary audio noise cancellation technology based on the Patents, proprietary algorithms, algorithm constructs and other Intellectual Property Rights listed on Schedule 2 attached and all improvements thereto.
“Whisper Technology Patents” has the meaning given to such term on Schedule 1 attached hereto.
ARTICLE II

PURCHASE AND SALE OF ASSETS
Section 2.1 Purchase and Sale of Assets.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, KOPIN shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, accept and assume from KOPIN, free and clear of any Encumbrances (other than Permitted Encumbrances), all of KOPIN’s right, title and interest in, to and under the Acquired Assets.
Section 2.2 Excluded Assets.
Notwithstanding anything to the contrary contained in Section 2.1, KOPIN shall retain all of its respective right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Purchaser its right, title and interest to any assets other than the Acquired Assets.
Section 2.3 Assumption of Liabilities.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and become liable for, from and after the Closing, the Assumed Liabilities.
Section 2.4 Excluded Liabilities.
Notwithstanding anything to the contrary contained in Section 2.3 or any other provision of the Transaction Documents, Purchaser shall not assume or become responsible for, and KOPIN shall remain liable for, the Retained Liabilities.
ARTICLE III
PURCHASE PRICE
Section 3.1 Consideration for Acquired Assets.
The aggregate consideration to be paid hereunder by Purchaser to KOPIN as payment for the Acquired Assets shall comprise the following:

3.1.1 Equity. At the Closing of the Contemplated Transactions, Solos Cayman shall issue to KOPIN 1,172,000 of Solos Cayman’s Ordinary Shares (“Solos Shares”) pursuant to the Share Purchase Agreement (as defined below) representing not less than twenty percent (20%) of the Solos Cayman’s fully diluted ownership at Closing, subject to KOPIN’s antidilution rights set forth therein.

3.1.2 Royalties. The Purchaser shall pay to KOPIN a [***] percent ([***]%) royalty (the "Purchaser Royalty") on Net Sales Amount of any of Solos Products shipped during the period commencing on the first anniversary of the Commercialization Date and ending on the fourth anniversary of the Commercialization Date (the “Royalty Period”).
Section 3.2 Shipment Report.
Purchaser shall provide within thirty (30) days following each Calendar Quarter that falls partially or wholly within the Royalty Period a report to KOPIN setting forth the (i) quantity of units of Solos Products shipped in such Calendar Quarter (or portion thereof, as applicable) and a description and the prices paid therefor, (ii) the Net Sales Amount for such Calendar Quarter (or portion thereof, as applicable) and (iii) the calculation of Purchaser Royalties owed to KOPIN with respect to such Calendar Quarter (or portion thereof, as applicable) (the “Purchaser Shipment Report”). Payment to KOPIN for the Purchaser Royalties based on such Purchaser Shipment Report shall be made by the fortieth (40th) day following the end of each Calendar Quarter that falls partially or wholly within the Royalty Period.
Section 3.3 Royalty Payment.
All monetary amounts are stated and all amounts due shall be payable in United States Dollars. Acceptance of any Purchaser Shipment Report by KOPIN does not waive the rights that KOPIN has under Section 3.5 below to an annual audit. Purchaser’s obligation to pay Purchaser Royalties hereunder survives any termination or expiration of this Agreement with respect to Purchaser Royalties accrued prior to the effective date of termination.
Section 3.4 Taxes.
All amounts to be paid to KOPIN pursuant to this Agreement shall be without deduction of collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as may be required by Law. Neither Party may offset amounts owed to the other Party with amounts owed from the other Party.
Section 3.5 Records and Audit Right
Purchaser shall maintain complete and accurate records of Shipments of the Solos Products that are shipped during the Royalty Period and any amounts payable to KOPIN in relation to such Solos Products, which records shall contain information reasonably sufficient to permit KOPIN to confirm the accuracy of any Purchaser Shipment Reports delivered to KOPIN hereunder. Purchaser shall retain such records for at least five (5) years from the date of the Purchaser Shipment Report to which they pertain. At KOPIN’s request and at least thirty (30) days before a planned audit, Purchaser shall, at KOPIN’s expense, permit an independent auditor selected by KOPIN to have access, no more than once each Calendar Year (unless a preceding audit revealed a discrepancy greater than 5% of amounts reported to KOPIN as owed by the Purchaser) and during Purchaser's regular business hours, to those records and documents of Purchaser retained by Purchaser pursuant to this Section 3.5. If the review by the auditor uncovers an underreporting of more than five percent (5%) of the Purchaser Royalties due in a Calendar Year, then the cost of such auditing shall be paid by Purchaser. Purchaser shall keep records as required hereunder at Purchaser’s corporate headquarters.
Section 3.6 Previously Paid Solos Air POs
To the extent KOPIN has paid any portion of the amounts listed on Schedule 1.E-1 with respect to the Solos Air POs prior to the Closing, Purchaser agrees to reimburse KOPIN for the actual amounts so paid by KOPIN, up to $75,000 in the aggregate. KOPIN shall provide to the Purchaser documentation of such paid amounts to the reasonable satisfaction of the Purchaser, and the Purchaser shall make such reimbursement payment promptly following its receipt of such documentation.
ARTICLE IV
CLOSING
Section 4.1 Closing.
The closing for the Contemplated Transaction (“Closing”) shall take place at the offices of Chu, Ring & Hazel LLP, 241 A Street, Suite 300, Boston, Massachusetts on September 30, 2019 at 10:00 a.m. local time or at such other time or place as is mutually agreed upon by the Parties (the “Closing Date”). By mutual agreement of the Parties, the Closing may take place by electronic (i.e., email/PDF) delivery of signature pages to this Agreement and the other Transaction Documents.
Section 4.2 Closing Deliveries.
4.2.1 At or prior to the Closing the Parties shall execute and deliver to each other, or cause to be executed and delivered to each other, the following documents:
(a)An assignment and assumption agreement in substantially the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);
(b)The instruments identified in Schedule 4.2.1 attached hereto, together with all such other bills of sale, assignments, endorsements, intellectual property right assignments, trade name assignments, domain name assignments, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to Purchaser, as Purchaser reasonably shall deem necessary or appropriate to effect the Contemplated Transactions, including without limitation the sale, transfer, assignment and conveyance to Purchaser of all of the Acquired Assets;
(c)A services agreement regarding the provision of certain of Purchaser’s services to KOPIN in substantially the form attached hereto as Exhibit B (the “Solos Services Agreement”);
(d)A services agreement regarding the provision of certain of KOPIN’s services to Purchaser in substantially the form attached hereto as Exhibit C (the “KOPIN Services Agreement”);
(e)A license agreement in substantially the form attached hereto as Exhibit D (the “Whisper License Agreement”);
(f)A share purchase agreement between KOPIN and Solos Cayman in substantially the form attached hereto as Exhibit E (the “Share Purchase Agreement”);
(g)A certificate of continuing registration from the Hong Kong Companies Registry, and a Certificate of Good Standing from the Cayman Islands Government General Registry; and
(h)Such certificates or other instruments of the Parties or of officers of the Parties as each Party and its counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the other Party at or prior to the Closing have been performed or complied with and that the representations and warranties of the respective Parties herein given are true and correct at the Closing.
4.2.2 At or prior to the Closing Purchaser shall issue and deliver to KOPIN pursuant to the Share Purchase Agreement stock certificates in proper form evidencing the Solos Shares.
4.2.3 If and to the extent any of the Acquired Assets consist of tangible personal property, on or promptly following the Closing such Acquired Assets shall be conveyed, transferred and delivered by KOPIN to Purchaser with title passing at Purchaser’s principal place of business in Hong Kong or such other address as Purchaser may designate in writing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to KOPIN that the statements contained in this Article V are true and correct as of the date hereof and are true and correct in all material respects as of the Closing Date:
Section 5.1 Organization and Qualification; Ownership. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Hong Kong, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Purchaser is a direct, wholly-owned subsidiary of Solos Cayman.
Section 5.2 Power and Authority. Purchaser has the requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of Purchaser. This Agreement and each other Transaction Document to which Purchaser is a party have been, or, as applicable, at the Closing will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties thereto, shall constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 5.3 Noncontravention; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser; or (c) require the Consent, notice or other action by any Person or Governmental Entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser is a party or by which Purchaser is bound.
Section 5.4 Legal Proceedings; Orders. There are no Legal Proceedings pending or, to Purchaser’s knowledge, threatened by or against Purchaser that (a) challenge or seek to enjoin, alter or materially delay the Contemplated Transactions; or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations hereunder. Purchaser is not subject to any Order that (i) challenges or seeks to enjoin, alter or materially delay the Contemplated Transactions; or (ii) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations hereunder.
Section 5.5 Brokers. There is no investment banker, broker, finder or other intermediary or agent who has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Contemplated Transactions.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF KOPIN

KOPIN hereby represents and warrants to Purchaser that, except as set forth on Schedule 6 attached, the statements contained in this Article VI are true and correct as of the date hereof and are true and correct in all material respects as of the Closing Date.
Section 6.1 Organization and Qualification. KOPIN is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
Section 6.2 Power and Authority. KOPIN has the requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by KOPIN of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of KOPIN. KOPIN has complied with the requirements of Delaware General Corporation Law, Chapter 50, Section 144(a)(i) in connection with authorizing this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which KOPIN is a party have been, or, as applicable, at the Closing will be, duly executed and delivered by KOPIN and, assuming the due authorization, execution and delivery by the other Parties thereto, shall constitute legal, valid and binding obligations of KOPIN, enforceable against KOPIN in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 6.3 Noncontravention; Consents. The execution, delivery and performance by KOPIN of this Agreement and the other Transaction Documents to which KOPIN is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of KOPIN; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to KOPIN; or (c) require the Consent, notice or other action by any Person or Governmental Entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which KOPIN is a party or by which KOPIN is bound.
Section 6.4 Legal Proceedings; Orders. Except as disclosed on Schedule 6, there are no Legal Proceedings pending or, to KOPIN’s knowledge, threatened by or against KOPIN that (a) challenge or seek to enjoin, alter or materially delay the Contemplated Transactions; or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. KOPIN is not subject to any Order that (i) challenges or seeks to enjoin, alter or materially delay the Contemplated Transactions; or (ii) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.5 Brokers. There is no investment banker, broker, finder or other intermediary or agent who has been retained by or is authorized to act on behalf of KOPIN that might be entitled to any fee or commission in connection with the Contemplated Transactions
Section 6.6 Title, Sufficiency and Condition of Assets. KOPIN has good and valid title to, or a valid leasehold interest in or to the extent being licensed a valid license to use, all of the Acquired Assets, which shall be free and clear of any Encumbrances (other than Permitted Encumbrances) as of the Closing Date. Upon execution and delivery by KOPIN to Purchaser of the instruments of conveyance referred to in Section 4.2.1, Purchaser will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
Section 6.7 Intellectual Property.
6.7.1 All assignments of the Acquired Registrations to KOPIN have been properly executed and recorded. To the knowledge of KOPIN, all Acquired Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of KOPIN.
6.7.2 Except as disclosed on Schedule 6, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commended or provoked, or, to the knowledge of KOPIN threatened, with respect to the Acquired Registrations.

6.7.3 To the best of KOPIN’s knowledge after reasonable inquiry, the Acquired Intellectual Property includes all Patents and Trademarks currently used by KOPIN (a) solely and exclusively (i) to test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain and correct the Solos Sports Products and (ii) to otherwise conduct KOPIN’s business, as it is currently conducted, with respect to the Solos Sports Products and Whisper Technology, and (b) relating to the Whisper Technology. Other than as expressly set forth hereinabove and for the avoidance of doubt, the Acquired Intellectual Property excludes Display Intellectual Property, the Intellectual Property Owned by Others, the Other KOPIN Products Intellectual Property and KOPIN Know-How (each as defined below). “Display Intellectual Property” means Patents and Trademarks which are embedded in any KOPIN display, display drivers, integrated circuits, optics or display module. “Intellectual Property Owned by Others” means Patents and Trademarks which are owned or licensed by KOPIN Software Limited fka Intoware Ltd., Forth Dimension Displays, eMDT America Inc., NVIS, Inc. and any other KOPIN subsidiary (other than, for the avoidance of doubt, Patents and Trademarks owned by KOPIN Display Corporation and expressly referenced in the first sentence of this Section 6.7.3). “Other KOPIN Products Intellectual Property” means any Intellectual Property Rights, other than the Whisper Technology, used by KOPIN in the development, manufacture (by KOPIN or a Third Party), sale, marketing or distribution of its products other than the Solos Sports Products (“Other KOPIN Products”). “KOPIN Know-How” means Intellectual Property Rights of KOPIN to the extent not included in Other KOPIN Products Intellectual Property and that are not Patents or Trademarks. With the exception of the Whisper Technology that is being licensed back to KOPIN under the Whisper License Agreement, the Acquired Intellectual Property does not include Patents and Trademarks currently used by KOPIN in Other KOPIN Products.
6.7.4 KOPIN has taken reasonable measures to protect the proprietary nature of each item of Acquired Intellectual Property owned by KOPIN, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.
6.7.5 To KOPIN’s knowledge and belief, KOPINs business with respect to the Solos Products and Whisper Technology, as it is currently conducted, does not infringe or violate, or constitute a misappropriation of, any Intellectual Property Rights of any Third Party. Except as disclosed on Schedule 6, KOPIN has not received any complaint, claim or notice, or threat thereof in writing, of any of the foregoing, alleging any such infringement, violation or misappropriation. To KOPIN’s knowledge, no person (including, without limitation, any current or former employee or consultant) is infringing, violating or misappropriating any of the Acquired Intellectual Property owned by KOPIN.

Section 6.8 Applicable Laws. KOPIN is conducting its business with respect to the Solos Products and Whisper Technology in compliance with each applicable Law, including, without limitation, each applicable export control law and regulation, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. KOPIN has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law.
Section 6.9 Public Disclosures. As a public company, KOPIN has made certain disclosures relating to the Acquired Assets and Solos Smart Glasses pursuant to the U.S. Securities Exchange Act of 1934. For the purpose of any express or implied obligation of KOPIN not to omit to state a material fact necessary in order to make the statements contained herein or in the certificates delivered to Purchaser pursuant to Section 4.2 not misleading in light of the circumstances under which they were made, Purchaser shall be deemed to have been made aware of, and KOPIN shall be deemed to have disclosed to Purchaser, all such disclosures in KOPIN’s Annual Report on Form 10-K for the year ended December 29, 2018 and Reports on Form 10-Q for the quarterly periods ended March 30, 2019 and June 29, 2019. For the avoidance of doubt, no such disclosures shall otherwise qualify KOPIN’s representations and warranties in this Article VI or in the certificates delivered to Purchaser pursuant to Section 4.2 unless also disclosed explicitly herein or therein.
Section 6.10 No Other Representations or Warranties. Except as expressly provided in this Article VI and the certificates delivered to Purchaser pursuant to Section 4.2, the Acquired Assets are being sold, transferred, assigned, conveyed and delivered “As Is”, and KOPIN makes no other representations or warranties as to the Acquired Assets, including but not limited to any express or implied warranties of merchantability or fitness or sufficiency for a particular use or purpose intended or as to non-infringement, and even if KOPIN has been advised of same.
ARTICLE VII
COVENANTS OF THE PURCHASER AND KOPIN
Section 7.1 Employees.
7.1.1 Purchaser will immediately after the Closing, provide a written offer of employment to all of those current KOPIN employees listed on Schedule 7.1 hereof (“Solos and Whisper Personnel”) that Purchaser intends to employ with employment beginning no later than September 30, 2019 or the following Business Day (the “Employee Termination Date”). In the event that Purchaser does not offer employment to all of the Solos and Whisper Personnel, Purchaser shall pay to KOPIN, no later than five (5) Business Days after the Employment Termination Date, cash in an amount equal to the base salary and any and all other benefits of all such Solos and Whisper Personnel actually paid by KOPIN during the period beginning July 1, 2019 and ending on the Employment Termination Date who were not offered employment. KOPIN hereby consents to the hiring of any Solos and Whisper Personnel by Purchaser, waives, with respect to the employment by Purchaser of such employees, any claims or rights related to the Acquired Intellectual Property KOPIN may have against Purchaser or any such employee under any non-competition or employment agreement which would otherwise restrict such employee’s ability and right to perform his job as an employee of Purchaser and consents to the Solos and Whisper Personnels’ use of know-how related to the Acquired Assets in the performance of the Solos and Whisper Personnels’ jobs as employees of Purchaser and retained in the unaided memories of such Personnel (except as aided by reference to the Acquired Assets). Once employment with Purchaser of any Solos and Whisper Personnel to whom such offer of employment has been made shall commence, any employee-related obligations to such employees shall become Purchaser’s sole and exclusive responsibility (except for payment of final wages, reimbursement of expenses, employment taxes or other similar amounts accrued during such employees’ employment with KOPIN, which shall remain the obligations of KOPIN). Nothing in this Agreement will prevent KOPIN from terminating an employee listed on Schedule 7.1 at any time.
7.1.2 KOPIN will continue to employ all Solos and Whisper Personnel at their same respective levels of compensation and benefits up until the Employee Termination Date (subject to its right to terminate earlier including pursuant to KOPIN’s Employment Handbook and the rules thereunder and Purchaser’s right to offer employment to such Personnel pursuant to Section 7.1.1).
7.1.3 To the extent that any Governmental Entity is reimbursing some or all of the compensation of any Solos and Whisper Personnel and such reimbursement is paid to Purchaser, the Purchaser will return to KOPIN any amounts Purchaser receives which are related to the period prior to Employee Termination Date. To the extent KOPIN receives any reimbursement for compensation for any Solos and Whisper Personnel from any Governmental Entity which relates to the period after the Employee Termination Date it will pay such amount to the Purchaser.

7.1.4 If any Solos and Whisper Personnel who are offered employment by Purchaser pursuant to Section 7.1.1 decline the offer of employment by Purchaser for any reason, Purchaser shall not otherwise employ such person(s) for a period of nine (9) months following the Closing Date without reimbursing KOPIN in full for the actual separation costs incurred by KOPIN in connection with the termination of such person(s) employment.
Section 7.2 Noncompetition.
7.2.1 For a period of [***] ([***]) years after the Closing Date, KOPIN shall not market or sell any finished or substantially finished smart-glasses (meaning completed or substantially completed product packaged for and ready to use by consumers) designed for consumer use which compete directly with any Solos Product as described on Exhibit F. Section 7.2.1 shall terminate upon the merger with or sale or transfers of substantially all of KOPIN’s assets to a Third Party.
7.2.2 In the event that any court determines that the duration or the geographic scope, or both, of the noncompetition provision set forth in Section 7.2.1 are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1 Conditions to the Obligations of KOPIN and Purchaser. The respective obligations of the Parties to consummate the Contemplated Transactions and effect the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by each Party in writing prior to the Closing:
(a)no Order shall be in effect, or be pending or threatened by any Governmental Entity, and no Law shall have been enacted, issued, promulgated or otherwise enforced, that, in either case, has the effect of prohibiting, enjoining or restraining the Contemplated Transactions, or otherwise making the consummation of the Contemplated Transactions illegal; and
(b)no Legal Proceeding shall have been instituted or threatened against any Party seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the Contemplated Transactions; provided, however, that this condition may not be invoked by a Party if any such Legal Proceeding was initiated by such Party or such Party’s Affiliates or Representatives.
Section 8.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions and effect the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Purchaser in writing at or prior to the Closing:
(a)the representations and warranties of KOPIN contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or any similar qualification) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse

Effect or similar qualification) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);
(b)KOPIN shall have performed, satisfied and complied in all material respects with each of the covenants, agreements and obligations required to be performed, satisfied and complied with by KOPIN on or prior to the Closing Date under this Agreement and each other Transaction Document;
(c)KOPIN shall have delivered, or caused to be delivered, all documents and agreements and shall have taken such other actions as required pursuant to Section 4.2 of this Agreement; and
(d)any and all material Encumbrances relating to the Acquired Assets (other than the Permitted Encumbrances) shall have been released in full.
Section 8.3 Conditions to the Obligations of KOPIN. The obligation of KOPIN to consummate the Contemplated Transactions and effect the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Purchaser in writing at or prior to the Closing:
(a)the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, material adverse effect or any similar qualification) or in all material respects (in the case of any representation or warranty not qualified by materiality, material adverse effect or similar qualification) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);
(b)Purchaser shall have performed, satisfied and complied in all material respects with each of the covenants, agreements and obligations required to be performed, satisfied and complied with by Purchaser on or prior to the Closing Date under this Agreement and each other Transaction Document;
(c)Purchaser shall have delivered, or caused to be delivered, all documents and agreements and shall have taken such other actions as required pursuant to Section 4.2 of this Agreement; and

(d)    Purchaser shall have received not less than One and One-Half Million US
Dollars (US$1,500,000) of gross cash proceeds in connection with the offer and sale of shares of its capital stock.

ARTICLE IX
INDEMNITY
Section 9.1 Survival. Subject to the limitations and other provisions contained in this Agreement, the representations and warranties of the Parties shall survive for a period eighteen (18) months from and after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 5.1, 5.2, 6.1, 6.2 and 6.6 shall survive the Closing without limitation (the “Fundamental Representations”) and (ii) the representations and warranties set forth in Sections 6.7.1, 6.7.2, 6.7.4 and 6.7.5 shall survive for a period twenty-four (24) months from and after the Closing Date. All of the covenants, agreements and obligations of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party or Parties entitled to such performance. Notwithstanding anything herein to the contrary, any claim relating to a breach of a representation, warranty or covenant asserted in writing on or before the applicable expiration period set forth in this Section 9.1, if any, shall survive until resolved or judicially determined. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
Section 9.2 Indemnification by KOPIN. On the terms set forth herein, KOPIN shall, indemnify, defend and hold the Purchaser Indemnitees harmless for, from and against any and all Losses imposed upon or incurred by the Purchaser Indemnitees (or any one of them), directly or indirectly, arising out of, resulting from or in connection with any and all of the following: (a) any material inaccuracy in or breach of any of the representations and warranties made by KOPIN in this Agreement or any other Transaction Document; (b) any Third Party Claim (as defined below) alleging facts that, if true, would constitute a material inaccuracy in or breach of any of the Fundamental Representations; (c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by KOPIN pursuant to this Agreement; (d) all Retained Liabilities; and (e) the Legal Proceeding identified on Schedule 6.
Section 9.3 Indemnification by Purchaser. On the terms set forth herein, Purchaser agrees to indemnify, defend and hold the KOPIN Indemnitees harmless for, from and against any and all Losses imposed upon or incurred by the KOPIN Indemnitees (or any one of them), directly or indirectly, arising out of, resulting from or in connection with any and all of the following: (a) any material inaccuracy in or breach of any of the representations and warranties made by Purchaser in this Agreement or any other Transaction Document; (b) any Third Party Claim alleging facts that, if true, would constitute a material inaccuracy in or breach of any of the Fundamental Representations; and (c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement; (c) sales of Solos Products and products based on or incorporating the Whisper Technology by Purchaser on or after the Closing Date; and (d) infringement or alleged infringement of Third Party Intellectual Property Rights by Solos Products, the Whisper Technology or any of the Acquired Assets if the circumstances giving rise to such infringement or alleged infringement do not constitute a breach of KOPIN’s representations and warranties set forth in Section 6.7.
Section 9.4 Certain Limitations. Notwithstanding any provisions of this Article IX to the contrary, and except with respect to any Loss incurred in connection with or as a result of fraud, intentional misrepresentation or willful misconduct, the indemnification obligations of the Parties set forth in Section 9.2 and Section 9.3, respectively, shall be subject to the following limitations:
(a)No (i) Purchaser Indemnitee shall be entitled to recovery for Losses under Section 9.2(a) until the aggregate amount of Losses thereunder exceeds an amount equal to Twenty-Five Thousand US Dollars (US$25,000), at which time the Purchaser Indemnitees shall, subject to the other limitations set forth in this Section 9.4, be entitled to recover all such Losses; and (ii) KOPIN Indemnitee shall be entitled to recovery for Losses under Section 9.3(a) until the aggregate amount of Losses thereunder exceeds an amount equal to Twenty-Five Thousand US Dollars (US$25,000), at which time the KOPIN Indemnitees shall, subject to the other limitations set forth in this Section 9.4, be entitled to recover all such Losses.
(b)The maximum amount of Losses for which KOPIN shall be liable under Section 9.2 shall not exceed an amount equal to Three Hundred Thousand US Dollars (US$300,000) plus the aggregate Purchaser Royalties paid to KOPIN (the “Indemnification Cap”); provided, however, that the amount of Losses for which KOPIN shall be liable under Section 9.2 with respect to the Legal Proceeding identified on Schedule 6 shall not be subject to such limitation.
(c)The maximum amount of Losses for which Purchaser shall be liable under Section 9.3 shall not exceed the Indemnification Cap.
(d)Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement or by reason of a Party receiving an adjustment to the Purchase Price in accordance with the terms of this Agreement in connection with the facts giving rise to the right of indemnification.
(e)Payments by any Indemnifying Party to an Indemnified Party in respect of an indemnifiable Loss under this Article IX shall be (i) reduced by any insurance proceeds actually received from a Third Party insurer (net of reasonable costs incurred by such Indemnified Party to enforce payment from such third-party insurer) by such Indemnified Party with respect to such Loss; and (ii) reduced by indemnification, reimbursement, credits, rebates, refunds or other payments actually received by such Indemnified Party with respect to such Loss (net of reasonable costs incurred by such Indemnified Party to obtain such indemnification, reimbursement, credits, rebates, refunds or other payments).
Section 9.5 Third Party Claims.
(a)If an Indemnified Party receives notice of any actual, asserted or threatened claim made or brought by any Third Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) days after receipt of such notice of such Third Party Claim (a “Third Party Claim Notice”). The failure of the Indemnified Party to give such Third Party Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such Third Party Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(b)The Indemnified Party, at the Indemnifying Party’s sole cost and expense, shall control the defense of any such Third Party Claim with counsel selected by the Indemnified Party in its sole discretion. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnified Party’s right to control the defense thereof. The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. In connection with its defense of such Third Party Claim, the Indemnified Party shall be entitled to take any action as it may deem appropriate to avoid, dispute, defend, appeal or make counterclaims pertaining to any Third Party Claim, including, but not limited to, settling such Legal Proceeding on such terms as the Indemnified Party may deem appropriate; provided that such settlement is made in accordance with the remaining provisions of this Section 9.5. No action taken by the Indemnified Party in accordance with such defense and settlement of any Third Party Claim shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom. Notwithstanding anything contained herein to the contrary, the Indemnified Party shall not settle any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall the Indemnified Party be required to agree to the entry of any judgment or enter into any settlement unless such judgment or settlement includes as an unconditional term thereof the giving of a release from all liability with respect to all claims by each claimant or plaintiff to each Indemnified Party that is the subject of such claims and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an Indemnified Party.
(c)The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
Section 9.7 Payment. Once a Loss is agreed to and/or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX (a “Final Claim Resolution”), the Indemnifying Party shall, subject to Section 9.8, satisfy its obligations within five (5) Business Days of such agreement, acceptance and/or final adjudication by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party. The Parties hereto agree that should an Indemnifying Party not make full payment of any its obligations under this Article IX within five (5) Business Days, any amounts payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed).
Section 9.8 Tax Treatment.    All indemnification payments made under
this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.9 Exclusive Remedies. Subject to the rights of the Parties set forth in Section 3.5, Section 9.10 and Article X, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a Party hereto in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy (or limit the amount of such remedy) resulting from any Party’s fraud, intentional misrepresentation or willful misconduct.
Section 9.10 Special Remedy. Notwithstanding anything to the contrary set forth herein, Purchaser’s sole and exclusive remedy with respect to any breach by KOPIN of its representations and warranties set forth in Section 6.7.3 shall be that KOPIN shall assign to Purchaser, for no further consideration, all Patents or Trademarks that were not included in the Acquired Intellectual Property that give rise to such breach (or, if such Patents or Trademarks are otherwise used by KOPIN in the conduct KOPIN’s business, KOPIN shall grant to Purchaser a non-exclusive, limited, fully paid-up, royalty-free, worldwide license to such Patents or Trademarks).
ARTICLE X
POST CLOSING CONDITIONS

Section 10.1 Reversion of Acquired Assets. In the event that a Reversion Option Trigger (as defined below) shall occur during the period beginning on the Closing Date and ending at the Reversion Option Termination Time (as defined below), then KOPIN shall have the right, in its sole and complete discretion, to require a Reversion Option Transaction (as defined below) (such right, the “Reversion Option”). “Reversion Option Trigger” shall mean the voluntary or involuntary dissolution or winding up of the Purchaser and/or (Solos Cayman or Purchaser’s then parent entity) (collectively, “Solos”) pursuant to the applicable dissolution procedures under applicable corporate law or merger or consolidation of Purchaser (except any merger or consolidation in which at least a majority by voting power of Solos continues to represent at least a majority of voting power of the resulting or surviving entity) or the sale, lease, transfer, exclusive license by Solos or any subsidiary thereof of all or substantially all of the assets of Solos and its subsidiaries taken as a whole or if Solos shall permanently cease active operations of its business and not be actively pursuing a sale, lease, transfer, exclusive license by Solos or any subsidiary thereof of all or substantially all of the assets of Solos and its subsidiaries taken as a whole, in any such case pursuant to which the holders of shares of capital stock then outstanding are paid by reason of their ownership thereof less than Seven Million Five Hundred Thousand US Dollars (US$7,500,000) in the aggregate; or if Solos does not receive at least Two Million US Dollars (US$2,000,000) in cash revenue for the sale of Solos Products by January 1, 2023 (for the avoidance of doubt, such revenue-based Reversion Option Trigger shall be applicable only if the Reversion Option Termination Time has not occurred prior to January 1, 2023). “Reversion Option Termination Time” shall mean the moment immediately prior to the earlier to occur of (i) the sale of capital stock of the Solos in a bona fide equity financing of Solos in which the gross proceeds thereof, when added to the gross proceeds of all prior bona fide equity financings of Solos, equals or exceeds Seven Million Five Hundred Thousand US Dollars (US$7,500,000) and (ii) the merger of KOPIN with or into any Third Party or KOPIN’s sale of all or substantially all of its assets (a “KOPIN Transaction”) and if the KOPIN Transaction fails to include the transfer and assignment to such Third Party of all Solos Shares and an agreement by such Third Party to become party to, and be bound by, the terms and provisions of this Agreement in the same manner KOPIN is bound. For the avoidance of doubt, the Reversion Option shall terminate upon the Reversion Option Termination Time and, from and after the Reversion Option Termination Time, KOPIN shall not have any right to require a Reversion Option Transaction. “Reversion Option Transaction” shall mean a transaction in which KOPIN shall sell to Solos, and Solos shall purchase from KOPIN, all Solos Shares then held by KOPIN free and clear of all material Encumbrances and, in consideration therefor, Purchaser shall, transfer, assign, convey and deliver the Acquired Assets back to KOPIN, free and clear of all material Encumbrances other than Permitted Encumbrances.
Section 10.2 Exercise of Right. To exercise the Reversion Option, KOPIN must deliver written notice to Solos of KOPIN’s intention to exercise such right. Following delivery of such notice, each of Solos and KOPIN agrees to execute and deliver all documentation and take such other action in support of the Reversion Option Transaction as shall reasonably be requested by either Party in order to carry out the terms and provision of Section 10.1, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, consent, waiver, governmental filing, and any similar or related documents. In the event that a Party is unable for any reason whatsoever to secure the other Party’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes, such other Party hereby irrevocably designates and appoints such Party and its duly authorized officers and agents as its agents and attorneys-in-fact to act for it and on its behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by or on behalf of such other Party.
Section 10.3 Transfer Restriction. Until the Reversion Option Termination Time, KOPIN agrees not to transfer or cause any material Encumbrance to be placed upon (i) any Solos Shares issued to KOPIN pursuant to the Share Purchase Agreement (including, without limitation, the Solos Shares initially issued thereunder and any Solos Shares issued pursuant to the antidilution provisions thereof) and (ii) any Solos Shares issued as a dividend thereon or as a result of any reclassification or exchange thereof, except in connection with a KOPIN Transaction which includes the transfer and assignment of all such Solos Shares to a Third Party and an agreement by such Third Party to become party to, and be bound by, the terms and provisions of this Agreement in the same manner KOPIN is bound.

ARTICLE XI
CONFIDENTIAL INFORMATION
Section 11.1 Confidential Information
11.1.1 Confidentiality. Except as required by Law, KOPIN shall, and shall instruct its Representatives to, (a) treat and hold as confidential and proprietary all information concerning the Acquired Assets, the Assumed Liabilities, the business related thereto, Purchaser and its Affiliates and their respective businesses that is not or does not become (through no fault of KOPIN or its Representatives) generally available to the public (collectively, the “Purchaser Confidential Information”), (b) refrain from using any Purchaser Confidential Information except as otherwise expressly contemplated by this Agreement, and (c) promptly deliver to Purchaser all tangible embodiments (and all copies) of any Purchaser Confidential Information that are in the possession or under the reasonable control of KOPIN or any of its Representatives as of the Closing Date; provided, however, that subsection (c) will not require KOPIN to deliver any copies of the Purchaser Confidential Information that (i) are maintained as archive copies on KOPIN’s disaster recovery or information technology backup systems, (ii) are required to comply with Law, (iii) are required for KOPIN to satisfy its obligations hereunder or (iv) are useful or necessary for KOPIN to exercise its rights under the Whisper License Agreement. Notwithstanding anything to the contrary in this Agreement, KOPIN will continue to be bound by the terms and conditions of this Section 11.1.1 with respect to any Purchaser Confidential Information that is not so delivered. In the event that KOPIN or any of its Representatives is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Purchaser Confidential Information, such Person will promptly notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 11.1.1. If, in the absence of a protective order or the receipt of a waiver hereunder, KOPIN (or such other Person) is, on the reasonable advice of counsel, compelled to disclose any Purchaser Confidential Information to any tribunal, KOPIN (or such other Person, as applicable) may disclose that portion of the Purchaser Confidential Information that is required to be disclosed to the tribunal; provided, however, that the disclosing Person will use all reasonable best efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Purchaser Confidential Information required to be disclosed as Purchaser will designate.
11.1.2 Agreement. Purchaser shall be permitted to disclose the existence of this Agreement only to investors, potential investors, customers and targeted customers who have entered into an industry standard non-disclosure agreement with Purchaser. Except as provided in the foregoing sentence or required by applicable Law, neither Party will disclose the existence of this Agreement or the terms and conditions hereof to any Third Party without the expressed written consent of the other Party except as otherwise required by Law.
ARTICLE XII
MISCELLANEOUS
Section 12.1 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and all other Transaction Documents) constitutes the final agreement between the Parties and the complete and exclusive expression of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations, agreements, understandings, representations and warranties, both written and oral, between the Parties on the matters contained herein are expressly merged into and superseded by this Agreement.
Section 12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by telecopy, electronic transmission or other similar means (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.2):
Purchaser shall send notices to KOPIN as follows:
Mr. Richard A. Sneider Chief Financial Officer KOPIN Corporation

125 North Rd.
Westborough, MA 01581
Tel: (508)-870-5959
E-mail: Richard_sneider@KOPIN.com
With a copy to (which copy shall not constitute notice):
John H. Chu, Esq.
Chu, Ring & Hazel LLP
241 A Street

Boston, MA 02210
Tel: (617)-443-9800
Fax: (617)-443-9840
E-mail: jchu@chu-ring.com
KOPIN shall send notices to Purchaser as follows:
Mr. Kenny Cheung
President
Solos Technology Limited
2/F, Unit 211, 2/F., Photonics Centre
No. 2 Science Park East Avenue
Hong Kong Science Park
Shatin, N.T
Hong Kong
Tel:
E-mail:
With a copy to:
Peter K. Osborn, Esq.
The Moulton Law Group
3 Main Street, Suite 214
PO Box 700
Burlington, VT 05402
Tel: (802)-660-2000
Fax: (802)-391-0305
E-mail: posborn@moultonlg.com
Section 12.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to modify this Agreement so as to maintain the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 12.4 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and there shall be no Third Party beneficiary hereof, other than and excluding Section 9.2 and Section 9.3, which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein.
Section 12.5 Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any purported assignment or delegation in violation of this Section 12.5 shall be null and void. Notwithstanding the above, either Party may assign this Agreement and its rights and obligations under the Transaction Documents in connection with the sale of all or substantially all of its assets or all of its outstanding equity, subject in the case of Purchaser to Section 10.1(a). Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 12.6 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Massachusetts. The Parties specifically disclaim application of the United Nations Convention on Contracts for the International Sale of Goods. The Parties hereby further consent to the exclusive jurisdiction of the federal or state courts sitting in Suffolk County, Massachusetts in connection with the judicial resolution of any matters.
Section 12.8 Dispute Resolution. Purchaser and KOPIN must first attempt to settle any claim or controversy arising out of this Agreement or the Contemplated Transactions (“Disputes”) through consultation and negotiation in good faith and spirit of mutual cooperation. The Disputes shall be resolved by the following process. The Dispute shall be submitted in writing to the other Party for resolution. If the Parties are unable to resolve the Dispute within thirty (30) days, such Disputes shall be resolved by a confidential arbitration by the American Arbitration Association (“AAA”) under the commercial arbitration rules then in effect for the AAA, except as provided herein. The arbitration shall be held in Suffolk County, Massachusetts, under the auspices of the AAA. The number of arbitrators shall be three (3). KOPIN shall choose one (1) arbitrator and Purchaser shall choose one (1) arbitrator within thirty (30) days of receipt of the notice of intent to arbitrate. Within sixty (60) days of receipt of the notice of intent to arbitrate, the two (2) arbitrators shall choose a neutral third arbitrator who shall act as chairman. If no arbitrator is appointed within the times herein provided, or any extension of time which is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure. The judgment on such award may be entered in any court having jurisdiction thereof. Nothing herein prevents either Party from resorting directly to judicial proceedings if the Dispute is with respect to Confidential Information or Intellectual Property Rights, or interim relief from a court is necessary to prevent serious and irreparable injury to a Party or others. Neither Party’s performance under this Agreement shall be suspended during the pendency of any dispute, except in the case of Purchaser’s failure to pay any amounts due under this Agreement which case KOPIN shall have the right to suspend its performance hereunder pending a resolution thereof. Except as otherwise required by Law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.
Section 12.9 Specific Performance. The Parties hereby agree that irreparable damage could occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, that the remedies available to the Parties at Law alone may be an inadequate remedy for such breach, and that the Parties shall be entitled to seek equitable remedies, including injunctive relief to enforce the covenants contained herein and specific performance of the terms hereof, without the requirement of proving any actual damages or posting any bond, in addition to any other right or remedy provided for in this Agreement or otherwise available to the Parties (subject to the terms of this Agreement).
Section 12.10 Expenses. Except as may be otherwise specified in this Agreement or any other Transaction Document, all Transaction Expenses incurred in connection with this Agreement and the consummation of the Contemplated Transactions shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 12.11 Counterparts. This Agreement and all other Transaction Documents may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterparts so delivered will be deemed to be duly and validly delivered and valid and effective for all purposes, and shall constitute legally enforceable original

Section 12.12 Headings and Interpretation. The headings in this Agreement are for convenience and do not form a part of this Agreement.
Section 12.13 Force Majeure. No Party to this Agreement shall be liable to the other Party for any failure or delay in fulfilling an obligation hereunder (except with respect to any payments due hereunder), if said failure or delay is attributable to circumstances beyond its reasonable control. Such causes may include, but are not limited to, fire, natural disasters or acts of God, power failure, terrorism, labor dispute or government measure (“Force Majeure”). Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by written notice and describe at a reasonable level of detail the circumstances causing such delay. The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure.
Section 12.15 Public Announcement. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party to this Agreement, nor any of their Affiliates or Representatives, shall make any public announcements with respect to this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
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IN WITNESS WHEREOF, the undersigned have duly executed this Asset Purchase Agreement dated and effective as of the date first written above.

KOPIN CORPORATION

By: /s/ Richard A. Sneider
Name: Richard A. Sneider
Title: Chief Financial Officer

KOPIN DISPLAY CORPORATION

By: /s/ Richard A. Sneider
Name: Richard A. Sneider
Title: President

SOLOS TECHNOLOGY LIMITED

By: /s/ Wai Kuen Kenny Cheung
Name:    Wai Kuen Kenny Cheung
Title: Director

Signature Page to Asset Purchase Agreement

List of Omitted Schedules

Schedule 1 – Acquired Assets
Schedule 1.A - Solos Products and Whisper Technology Equipment
Schedule 1.C-1 - Solos Patents
Schedule 1.C-2 - Whisper Technology Patents
Schedule 1.D – Trademarks and Websites
Schedule 1.E - Acquired Contracts
Schedule 1.E-1 - Solos Air POs
Schedule 2 - Whisper Technology
Schedule 4.2.1 - Other Conveyance Instruments
Schedule 6 - KOPIN Disclosure Schedule
Schedule 7.1 - Solos and Whisper Personnel
Exhibit A - Assignment and Assumption Agreement
Exhibit B - Solos Services Agreement
Exhibit C - KOPIN Services Agreement
Exhibit D - Whisper License Agreement
Exhibit E - Share Purchase Agreement
Exhibit F - Solos AirGo